Exhibit B

          Complaint filed by Dillon Investors, L.P. on November 7, 1994 in the Court of Chancery of the State of Delaware in and for New Castle County in action captioned Dillon Investors, L.P. v. James J. Cotter, Steve Wesson, Peter W. Geiger, S. Craig Tompkins, Alfred Villasenor, Jr., Craig Corporation and Citadel Holding Corporation.


        IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                  IN AND FOR NEW CASTLE COUNTY


DILLON INVESTORS, L.P.,                 )
                                        )
                    Plaintiff,          )
                                        )
          v.                            )    C.A. No. ______
                                        )
JAMES J. COTTER, STEVE WESSON,          )
PETER W. GEIGER, S. CRAIG               )
TOMPKINS, ALFRED VILLASENOR, JR.,       )
CRAIG CORPORATION and CITADEL           )
HOLDING CORPORATION,                    )
                                        )
                    Defendants.         )

                            COMPLAINT

    For its complaint against the defendants, plaintiff Dillon Investors, L.P. ("Dillon L.P.") alleges as follows:
    1. Dillon L.P. is a limited partnership formed under the laws of the State of Delaware and is the beneficial owner of 647,000 shares of the common stock of defendant Citadel Holding Corporation ("Citadel").
    2. Citadel is a corporation organized under the laws of the State of Delaware. Citadel is the owner of more than 10% of the issued and outstanding shares of stock of Fidelity Federal Bank FSB ("Fidelity"), is a registered savings and loan holding company and is subject to the rules and regulations of the Office of Thrift Supervision ("OTS").
    3. Defendant Craig Corporation ("Craig") is also a corporation organized under the laws of the State of Delaware. Craig purports to be the owner of more than 10% of the shares of the outstanding common stock of Citadel. Craig has extended a $8.2 million line of credit to a wholly owned subsidiary of Citadel of which $6.2 million has been drawn down and guaranteed by Citadel. Craig has admitted that under the regulations of the OTS, it controls Citadel.
    4.    Defendants James J. Cotter ("Cotter"), Steve Wesson ("Wesson"), Peter
W. Geiger, S. Craig Tompkins ("Tompkins") and Alfred Villasenor, Jr. (collectively the "Individual Defendants") are the members of the board of directors of Citadel. Cotter is (a) the chairman of the board of directors of Citadel and (b) a principal stockholder of and a member of and the chairman of the board of directors of Craig. Tompkins is (a) the vice chairman of the board of directors, secretary/treasurer and principal accounting officer of Citadel and (b) a director of and president of Craig. Non-employee directors of Citadel receive $10,000 per year for their attendance at regularly scheduled meetings of the board of directors, except for Cotter and Tompkins who will receive $45,000 per year and $25,000 per year respectively. Cotter received $100,000 per year until some date subsequent to August 4, 1994. In addition, "it is contemplated" that Wesson (the President and CEO of Citadel) will be granted options to purchase an "estimated" 35,000 shares of common stock of Citadel.
    5. By Amendment No. 1 to its Schedule 13D filed September 8, 1994, Dillon L.P., together with others, announced for the first time that it and the others had "begun to consider seeking a greater voice in the affairs of [Citadel]," that they "may consider seeking representation on the Board of Directors of [Citadel] in the future" and that they may suggest business strategies to Citadel.
    6. By letter dated October 13, 1994 (the "October 13 letter"), Dillon L.P. requested that the Individual Defendants schedule an annual meeting for Citadel and recommended that the Individual Defendants distribute the shares of stock of Fidelity to the Citadel stockholders and liquidate the remaining Citadel assets in order to maximize stockholder value.
    7. By Amendment No. 2 to its Schedule 13D filed October 17, 1994, Dillon L.P., together with others, disclosed the October 13 letter, and reiterated that they had "begun to consider seeking a greater voice in the affairs of [Citadel]" and announced that depending on Citadel's response to the October
13 letter, they "may consider seeking representation on the Board of Directors of [Citadel] in the future."
    8. Subsequent to the receipt of the October 13 letter and the filing of Amendment No. 2 to the Schedule 13D of Dillon L.P, the Individual Defendants scheduled the 1994 annual meeting for December 12, 1994 (the "1994 Citadel Annual Meeting"). The Individual Defendants declared November 4, 1994 as the record date for the 1994 Citadel Annual Meeting.
    9. On October 21, 1994, the Individual Defendants issued 74,300 shares (the "Entrenchment Shares") of Citadel common stock to Craig. OTS approval for Craig to purchase in excess of 10% of the outstanding shares of common stock of Citadel was scheduled to expire on October 23, 1994. The Entrench-ment Shares were issued for the lesser of the average trading prices (a) for 3 trading days preceding October 21 or (b) the 5 trading days after October
21. On October 24, 1994, Wesson stated that the issuance of the Entrenchment Shares "was important to our Board to preserve Craig as a potential source of future equity financing without the need to seek new OTS approval." (Emphasis supplied). Stated more succinctly, the Entrenchment Shares were issued to Craig so that future issuances to Craig could be accomplished without any regulatory delay. Craig has stated that in addition it would have been unwilling to file an agreement with the OTS to avoid delay since the agreement "would have substantially limited Craig's ability to exercise an influence over the business and affairs of" Citadel.
    10. On November 4, 1994, Dillon L.P. amended its Schedule 13D and thereby indicated its intention (with others) to solicit proxies to elect its nominees as the board of directors of Citadel at the 1994 Citadel Annual Meeting.
Should its nominees be elected, Dillon L.P. intends to implement (subject to the fiduciary duties of the directors) the changes it recommended in its October 13 letter and liquidate Citadel.
    11. In apparent anticipation of the amended Schedule 13D, Citadel issued a press release on November 4, 1994, declaring that the Individual Defendants had "reset" the record date for the 1994 Citadel Annual Meeting to November
11, 1994.
    12. Craig knowingly participated in the breaches of duty hereinafter alleged since two of its officers and directors, Cotter and Tompkins, participated actively in the wrongdoing.

                      FIRST CAUSE OF ACTION
    13.   Dillon L.P. realleges and restates paragraphs 1 through 12 above.
    14. On information and belief, the Entrenchment Shares were issued to Craig solely to permit it to have more shares to vote at the 1994 Citadel Annual Meeting and to facilitate the issuance of further shares to Craig prior to the record date for the 1994 Citadel Annual Meeting. Such shares were issued hastily for inadequate consideration and not for a proper business or corporate purpose of Citadel.
    15. As such, the Entrenchment Shares were issued to enable the Individual Defendants to maintain themselves in office and to affect adversely and to impede the voting rights of Dillon L.P. and the other stockholders of Citadel at the 1994 Citadel Annual Meeting.
    16. Thus, the Entrenchment Shares were improperly and invalidly issued to Craig.

                     SECOND CAUSE OF ACTION
    17.   Dillon L.P. realleges and restates paragraphs 1 through 16 above.
    18. The Individual Defendants have improperly attempted to change the record date for the 1994 Citadel Annual Meeting from November 4, 1994 to November 11, 1994. No explanation for the attempted change was given in the press release issued by Citadel on November 4, 1994. On information and belief, the purported change in the record date was attempted by the Individual Defendants not for a proper corporate or business purpose of Citadel but to enable the Individual Defendants to perpetuate themselves in office by improperly manipulating the corporate machinery of Citadel so as to permit them to issue additional shares of stock of Citadel to Craig or other "friendly hands" prior to the new record date of November 11, 1994.

                      THIRD CAUSE OF ACTION
    19.   Dillon L.P. realleges and restates paragraphs 1 through 18 above.
    20. On information and belief, the Individual Defendants and Craig intend to issue additional shares of voting stock of Citadel prior to November 11, 1994 to Craig or to other "friendly hands." Such an issuance would not be for a proper business or corporate purpose of Citadel. Any such shares would be issued for the primary purpose of enabling the Individual Defendants to maintain themselves in office and Craig's control of Citadel and in an attempt to dilute, adversely affect and impede the voting power and rights of Dillon L.P. and the other stockholders of Citadel.
    21. Unless and until enjoined, pendente lite and permanently, the Individual Defendants intend to proceed with such an issuance of stock in violation of their fiduciary duties to Dillon L.P. and the other stockholders of Citadel.
          WHEREFORE, Dillon L.P. prays that the Court enter its judgments and orders:
          a. declaring that the Entrenchment Shares have been improperly issued and cannot be voted or counted toward a quorum at the 1994 Citadel Annual Meeting;
          b. determining that any shares issued by Citadel after November 4, 1994 shall not be voted at or counted towards a quorum at the 1994 Citadel Annual Meeting;
          c. enjoining, pendente lite and permanently, the Individual Defendants from issuing any shares of stock of Citadel prior to the 1994
Citadel Annual Meeting;
          d. awarding Dillon L.P. its costs and expenses, including reasonable attorneys' fees, incurred in maintaining this action; and
          e. awarding and granting such other relief as the Court may deem equitable.


                              R. Franklin Balotti
                              Daniel A. Dreisbach
                              Todd C. Schiltz
                              Richards, Layton & Finger
                              One Rodney Square
                              P.O. Box 551
                              Wilmington, Delaware  19899
                              (302) 658-6541
                                Attorneys for Plaintiff
                                Dillon Investors, L.P.


Dated:  November 7, 1994
                       CERTIFICATE OF SERVICE

    I, Todd C. Schiltz, hereby certify that on this 7th day of November, 1994, two copies of the foregoing document were served by hand delivery on the following:

    CITADEL HOLDING CORPORATION            CRAIG CORPORATION
    c/o The Corporation Trust Company      c/o The Corporation Trust Company
    1209 Orange Street                     1209 Orange Street
    Wilmington, Delaware  19801            Wilmington, Delaware  19801









                                  Todd C. Schiltz